Exhibit 99.1

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

 News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
ir@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Announces Expiration and Results of Tender/Exchange Offer for

Its Outstanding 4.625% Convertible Senior Notes due 2026 and

Solicitation of Consent for Proposed Amendment to the Related Indenture

OAK BROOK, Ill. (August 6, 2010) — Inland Real Estate Corporation (NYSE: IRC) today announced the expiration and results of its offer to exchange or purchase any or all of its outstanding 4.625% Convertible Senior Notes due 2026 (the “Old Notes”) for a new series of 5.0% Convertible Senior Notes due 2029 (the “New Notes”) or cash, or a combination thereof, and the related consent solicitation.

The offer and consent solicitation expired at 5:00 p.m., New York City time, on August 5, 2010. Global Bondholder Services Corporation, the exchange agent for the offer and consent solicitation, advised the Company that as of the expiration date, holders of approximately $44.2 million aggregate principal amount of the Old Notes (or approximately 35.4% of the $125 million aggregate principal amount of Old Notes outstanding) had tendered, and not withdrawn, the Old Notes for exchange or purchase and had delivered consents to the proposed amendment to the indenture governing the Old Notes. All of the Old Notes validly tendered and not withdrawn have been accepted for exchange or purchase pursuant to the terms of the offer. An aggregate principal amount of $80.8 million in Old Notes will remain outstanding following the consummation of the offer.

Of the Old Notes accepted in the offer, $29.2 million aggregate principal amount of the Old Notes will be exchanged for New Notes and $15.0 million aggregate principal amount of the Old Notes accepted will be purchased for cash.

The Company expects that the settlement of the offer will occur on August 10, 2010. The Company will pay in cash all accrued and unpaid interest on Old Notes accepted for exchange or purchase to but excluding the settlement date. Effective on the settlement date, the Company will no longer pay interest on any Old Notes that are accepted for exchange or purchase, and interest will begin to accrue on the New Notes commencing on the settlement date.

Because the Company did not receive valid consents from holders of a majority in aggregate principal amount of the Old Notes, the proposed amendment to the indenture governing the Old Notes will not become effective, and the threshold for cross-acceleration contained in that indenture will remain at $20 million.

This news release is for informational purposes only, and does not constitute an offer to sell the New Notes or the solicitation of an offer to exchange or purchase the Old Notes, nor will there be any sale of the New Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offer and consent solicitation were made only pursuant to the prospectus filed with the Securities and Exchange Commission on June 29, 2010, as supplemented (the “Prospectus”).

The full terms of the offer and consent solicitation, including descriptions of the New Notes and the material differences between the New Notes and the Old Notes, and other information relating to the offer and consent solicitation and the Company are contained in the Prospectus, and the related letter of transmittal and consent filed as exhibits to the Schedule TO filed by the Company with the Securities and Exchange Commission on June 29, 2010, as amended.

Macquarie Capital (USA) Inc. was retained to act as the dealer manager in connection with the offer and consent solicitation. The exchange and information agent for the offer and consent solicitation is Global Bondholder Services Corporation. Questions, requests for assistance and requests for additional copies of the Prospectus and related materials governing the offer and consent solicitation may be directed to the dealer manager or information agent at each of their addresses set forth below:

Macquarie Capital (USA) Inc.	Global Bondholder Services Corporation
125 West 55th Street	65 Broadway — Suite 404
New York, New York 10019	New York, New York 10006
(212) 231-6594	Attn: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll free: (866) 807-2200

Holders of Old Notes may obtain the Prospectus and related materials free of charge from the exchange and information agent at the address and telephone numbers listed above or from the Securities and Exchange Commission’s website at www.sec.gov.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns interests in 141 open-air neighborhood, community, power and lifestyle shopping centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet. Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com.